Exhibit 10.3

MEDINA INTERNATIONAL CORP. 1305-1090 West Georgia Street Vancouver, British Columbia Canada V6E 3V7

February 1, 2006
TO:	Biotech-Knowledge LLC, a limited liability company under the laws of the State of Delaware
("BTK"), whose sole member is Dr. Ehud Keinan ("Keinan"),

whose address is c/o Prof. Ehud Keinan, The Scripps Research Institute, Department of
Molecular Biology, 10550 North Torrey Pines Road, MB-20, La Jolla, CA 92037

Dear Sirs:

RE: Method of Detecting Peroxide Based Explosives

This letter sets out the agreement (“Agreement”) reached among Medina International Corp. (“Medina”) and BTK, upon the terms and conditions set forth herein.

Previous and Parallel Transactions

1.	It is noted that, prior to the date hereof, BTK has purchased certain shares of Medina from some of its shareholders and, under a separate agreement, from Medina itself. The purpose of such sale of shares to BTK was to create a substantial interest for BTK, and Keinan its sole member, in Medina, and to incentivize BTK and Keinan to use their knowledge, experience and contacts to assist Medina in identifying new technologies and applications in the homeland security area.

2.	Medina considered various ideas for investment purposes and, eventually, the Board of Directors of Medina has identified U.S. patent #6,767,717 and other related state patents and patent applications, including all of the related know-how and technology (collectively, the "Patent") as the most promising technology presented.

3.	On the date hereof Medina and Keinan are entering into an agreement relating to the purchase of the Patent by Medina, on the terms set forth therein (the “Patent Purchase Agreement”; the term “Closing” herein shall have the meaning ascribed to it in the Patent Purchase Agreement).

4.	Medina is interested in the continued service of BTK, by Keinan, as a consultant to assist and guide the future development of products under the Patent. In connection therewith, and in light of the number of shares of Medina held by BTK, Medina is also interested in entering into an agreement with BTK relating, among others, to certain corporate governance matters.

Consequently, Medina wishes to enter into this Agreement with BTK, and BTK wishes to enter into this Agreement with Medina, on the terms and conditions set forth herein. Medina acknowledges that BTK fully disclosed to it his interest in the Patent and this transaction prior to the execution hereof.

Consulting Agreement

5.	BTK enters on the date hereof into an agreement with Medina to provide it with the consulting services of Keinan, on behalf of BTK, in the form of Exhibit A hereto.

6.	In the event that the Patent Purchase Agreement shall terminate for any reason whatsoever, this Agreement shall terminate at the same time and have no further force or effect.

Closing and Definitive Agreements

7.	Closing of the transactions contemplated herein will occur on or before February 28, 2006 or on such other date as the parties may agree, to be held at the City of Vancouver, Canada, at such place and time as the parties may agree.

8.	The parties agree to instruct their attorneys to co-operate and complete comprehensive and definitive agreements for the Sale Transaction. The definitive agreements will contain terms and representations customary for similar agreements, as prepared by commercial legal counsel of good reputation. In the event that any matter cannot be resolved or agreed, the terms of this Agreement will govern respecting that matter. If no definitive agreements are executed by the parties hereto, this Agreement will remain in full force and effect. In addition, the parties shall discuss, and provide for in the definitive agreements, the composition of the Board of Directors of Medina after the Closing, the management of the Company and such other similar governance issues.

Due Diligence

9.	Medina and BTK will each have the right to conduct due diligence on the other in connection with the subject transaction. Each of Medina and BTK and their respective accountants, legal counsel and other representatives will have full access during normal business hours to the management, properties, books, records, contracts, commitments and other documents of the other in connection with this transaction.

Closing Conditions

10.	This Agreement and the Closing hereof is subject to the following:

	(a)	the passing of resolutions by the Board of Directors of Medina upon Closing, relating to the composition of the Board, as the parties shall agree and Medina will have received the consents to act as directors of those parties; BTK and Keinan agree that at the Closing Keinan shall be appointed a member of the Board of Directors of Medina; and

	(b)	all representations and warranties contained herein and to be contained in the definitive agreements described in Section 13 hereof shall be true and correct at the date of Closing.

The conditions set forth above are for the mutual benefit of Medina and BTK and each may waive the condition as it applies to the other party.

Representations of Medina

11. Medina represents and warrants to BTK that:

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(a)	the authorized capital of Medina consists of 350,000,000 common shares with a par value of $0.001 per share, of which there are presently 4,442,858 common shares issued and outstanding;

(b)	other than as set out in (a) above and as contemplated under this Agreement, there are no other rights, warrants or options outstanding pursuant to which any shares of Medina may be issued and there are no other securities issued and outstanding or issuable which are or may be convertible or converted into shares of Medina;

(c)	Medina is duly incorporated under the laws of the state of Nevada;

(d)	Medina is a reporting issuer under the Securities Exchange Act of 1934; and

(e)	all of Medina’s continuous disclosure filings with the Securities Exchange Commission of the United States are in good standing and are complete and accurate and other than as contemplated herein, there are and shall at Closing be no material changes in Medina’s business and affairs from that which is disclosed in Medina’s continuous disclosure documents.

Representations of BTK

12.	BTK represents and warrants to Medina that:

	(f)	This Agreement constitutes the valid and binding obligation of BTK, enforceable against it in accordance with its terms.

	(g)	The execution and performance by BTK of this Agreement do not conflict with, or result in a breach or violation of, any agreement, judgment, order, laws or regulations applying to BTK, and do not require the consent or approval of any person, which consent or approval has not been obtained prior to the date hereof.

Covenants

13.	Medina hereby covenants to BTK that until Closing or earlier termination of this Agreement:

	(h)	Medina shall conduct its business in the ordinary and normal course and shall not, without the prior written consent of BTK, enter into any transaction which would cause any of its representations or warranties or agreements contained in this Agreement to be incorrect or to constitute a breach of any covenant or agreement of Medina herein;

	(i)	Medina shall not issue or redeem any shares in its capital nor issue any securities convertible or exchangeable into shares other than pursuant to the terms of this Agreement;

	(j)	CEO and CFO for Medina shall not be appointed unless reasonably acceptable to BTK; and

	(k)	Medina will use reasonable efforts to cause a subdivision of its common shares on an up to seven (7) for one (1) basis (the “stock split”).

14.	BTK hereby acknowledges that Medina will be required to provide substantial disclosure about

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this Agreement to the SEC and it agrees to fully co-operate to provide in a timely manner such information and disclosures as Medina’s legal counsel and auditors may request.

Binding Agreement

15.	Upon acceptance of the terms of this Agreement by all of the parties hereto, this Agreement shall be deemed to constitute and shall be a legally valid and binding agreement.

Termination

16.	In the event Closing has not occurred by February 28, 2006, any party may elect to terminate this Agreement and all obligations of the parties hereunder shall cease. No party may elect to terminate if it has not complied with its obligations hereunder and the other party does not agree to terminate.

Confidentiality

17.	BTK acknowledges that Medina is a public company and has an obligation to disclose all material information about its affairs. BTK agrees that he will not trade in the securities of Medina while in possession of, nor will they inform others of (except on a need to know basis), any non-disclosed material information about Medina.

General

18.	All Medina’s legal costs in connection with the preparation of this Agreement and the completion of the transactions contemplated herein shall be for the account of Medina, whether or not the transactions contemplated hereby are completed. BTK will pay his own legal costs of review of this Agreement and any definitive agreements prepared by Medina’s legal counsel.

19.	This Agreement shall be governed and interpreted in accordance with the laws of the Province of British Columbia.

20.	This Agreement may be executed in counterparts with the same effect as if each of the parties hereto had signed the same document and all counterparts will be construed together and constitute one and the same instrument.

21.	This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.

22.	All dollar references are United States dollars. Each party will bear any and all taxes imposed on it and applicable to this transaction.

23.	This Agreement represents the entire agreement between the parties with respect to the transactions contemplated herein and supersedes all other prior agreements, understandings, negotiations and discussions.

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If the foregoing correctly sets out the terms of our agreement, please execute this letter in the space provided.

MEDINA INTERNATIONAL CORP.

Per: /s/ Nick DeMare Authorized Signatory

Name

BioTech Knowledge LLC

Per: /s/ Ehud Keinan
Authorized Signatory

Name

CONFIRMATION

I, the sole member of BioTech Knowledge LLC, hereby confirm my agreement to the above, including, without limitation, to the provisions of Sections 5 and 6 above. I represent and warrant to Medina that this confirmation constitutes my valid and binding obligation, enforceable against me in accordance with its terms, and that the execution and performance by me of this confirmation do not conflict with, or result in a breach or violation of, any agreement, judgment, order, laws or regulations applying to me, and do not require the consent or approval of any person, which consent or approval has not been obtained prior to the date hereof.

/s/ Ehud Keinan EHUD KEINAN